Exhibit 99.1

U.S. Gold Corp. Announces Results of its 2020 Annual General Meeting of Shareholders

All Proxy Proposals Pass

ELKO, NV, November 10, 2020 – U.S. Gold Corp. (Nasdaq: USAU), today announced the results of the Company’s annual shareholder meeting that was held virtually on November 9, 2020 at 8:00 AM PT.

The following proposals were approved by the Company’s shareholders at the meeting:

●	Conversion of the Company’s Series H Preferred Stock into common shares
●	Conversion of the Company’s Series I Preferred Stock into common shares
●	Election of five directors (Edward Karr, Ryan Zinke, George Bee, Robert Schafer and Tara Gilfillan), to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified
●	The amendment to U.S. Gold’s 2020 Stock Incentive Plan
●	Ratification on the appointment of Marcum, LLP as U.S. Gold’s independent registered public accountant for the fiscal year ending April 30, 2021

Edward Karr, U.S. Gold Corp.’s Executive Chairman, stated, “We are pleased that all the proxy proposals passed successfully at our Annual Shareholder Meeting. On behalf of U.S. Gold Corp., our Board and entire management team, I would like to personally thank all of our shareholders for taking the time to vote and I look forward to working closely with our incoming Board and on value creation strategies to move the Company forward in the advancement of our exploration efforts.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates available on the US. Gold Corp. website. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold